UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 26, 2006

INTRICON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01.   Entry into a Material Definitive Agreement

Approval of 2006 Equity Incentive Plan

        At the Annual Meeting of Shareholders (the “Annual Meeting”) of IntriCon Corporation (“IntriCon”), held on April 26, 2006, shareholders approved the 2006 Equity Incentive Plan, referred to as the (“the Plan”). See Exhibit 10.1 to this Current Report on Form 8-K. The Plan was approved by the board of directors of IntriCon in March 2006, subject to shareholder approval.

        The purposes of the Plan are to (i) attract and promote the long-term retention of employees of IntriCon and its subsidiaries (collectively, the “Company”), directors of the Company and other persons who are in a position to make significant contributions to the success of the Company; (ii) further reward these employees, directors and other persons for their contributions to the Company’s growth and expansion; (iii) provide additional incentive to these employees, directors and other persons to continue to make similar contributions in the future; and (iv) to further align the interests of these employees, directors and other persons with those of IntriCon’s shareholders. In accordance with the provisions of the Plan, options, stock appreciation rights, restricted stock or unrestricted stock, deferred stock, restricted stock units or performance awards, for shares of IntriCon common stock, par value $1.00 per share (“Common Stock”), or combinations thereof (collectively, “Awards”) can be granted to participants in the Plan.

        As of April 26, 2006, no additional grants could be made under IntriCon’s 2001 Stock Option Plan and Amended and Restated Non-Employee Directors’ Stock Option Plan (collectively, the “Old Plans”). Outstanding grants under the Old Plans continue to be governed by their terms under the Old Plans.

        The Compensation Committee has full and exclusive power to administer and interpret the Plan, grant awards and adopt administrative rules, regulations, procedures and guidelines governing the Plan and the Awards.

        The aggregate number of shares of Common Stock for which Awards may be granted under the Plan is 698,500 shares of Common Stock; provided, however, that such authorized share reserve will be increased from time to time by a number of shares equal to the number of shares of Common Stock that are issuable pursuant to option grants outstanding under the Old Plans as of April 26, 2006 that, but for the termination and/or suspension of the Old Plans, would otherwise have reverted to the share reserve of the Old Plans pursuant to the terms thereof as a result of the expiration, termination, cancellation or forfeiture of such options. As of April 26, 2006, options to purchase 519,000 shares of Common Stock were outstanding under the Old Plans.

        The foregoing brief summary of the Plan is qualified in its entirety by reference to the Plan.

Grant of Stock Options

        Following the approval of the Plan, the Compensation Committee awarded options to purchase 17,500 shares of Common Stock to Chris Conger, Vice President, Engineering, and 10,000 shares of Common Stock to Steve Binnix, Vice President of RTI Electronics, Inc., at an exercise price of $6.75 per share. The options will vest in three equal annual installments beginning one year after the date of grant, except that they will become immediately exercisable upon a “change in control” as defined in the Plan or the death or disability of the recipient, and expire ten years after the date of grant, unless terminated earlier by the terms of the option.

        In addition, the Compensation Committee approved the automatic grant of options to purchase 5,000 shares of Common Stock under the Plan at the fair market value of the Common Stock on the date of the grant to each person who was re-elected or continued as a non-employee director at the Annual Meeting and each subsequent annual meeting of shareholders thereafter. Accordingly, each of Nicholas A. Giordano, Robert Masucci and Michael J. McKenna was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $6.75. The options will vest in three equal, annual installments beginning one year after the date of grant, except that they will become immediately exercisable upon a “change in control” as defined in the Plan or the death or disability of the recipient, and expire ten years after the date of grant, unless terminated earlier by the terms of the option.

Item 2.02.   Results of Operations and Financial Condition

        The following information is being provided pursuant to Item 2.02. Such information, including the exhibit attached hereto, should not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

        On April 26, 2006, the Company announced earnings for the quarter ended March 31, 2006 and discussed recent developments. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01.   Regulation FD Disclosure

        The following information is being provided pursuant to Item 7.01. Such information, including the exhibit attached hereto, should not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

        The information contained under Item 2.02 is incorporated herein by reference.

        Nicholas A. Giordano was reelected as a director at the Annual Meeting to serve for a term of three years.

Item 9.01.   Financial Statements and Exhibits

(d)   Exhibits

10.1	2006 Equity Incentive Plan (incorporated by reference from the Company’s Proxy Statement filed March 17, 2006)

99.1	Press Release dated April 26, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IntriCon Corporation

Date:	May 1, 2006	By:	/s/ William J. Kullback
William J. Kullback
Chief Financial Officer

Exhibit Index

10.1	2006 Equity Incentive Plan (incorporated by reference from the Company’s Proxy Statement filed March 17, 2006)

99.1	Press Release dated April 26, 2006